Exhibit 99.1

NEWS

Georgia Gulf Achieves Significant Financial Restructuring Milestones
Accepts $736.0 million of tendered bonds in debt-for-equity exchange that reduces debt by more than 50 percent and reduces annual cash interest costs by $69.7 million Amends senior secured credit agreement to ease covenants until December 31, 2011

ATLANTA, GEORGIA — July 29, 2009- Georgia Gulf Corporation (NYSE: GGC) today announced the closing of its previously announced private debt exchanges and the effectiveness of a long-term amendment to its senior secured credit agreement.

“For several months we have been working closely with our lenders and bondholders to restructure our balance sheet and provide Georgia Gulf the financial flexibility to weather current economic conditions and to provide a solid foundation for growth. With our new capital structure, valuable asset base and skilled and dedicated employees, we are a strong business partner positioned for the long term in our chemicals and building products businesses. We look forward to continuing to work with our customers and suppliers to lead our markets as economic conditions improve,” commented Paul Carrico, Georgia Gulf’s President and CEO.

Debt Exchanges

Georgia Gulf previously announced the results of its private offers to exchange its outstanding 7.125 percent Senior Notes due 2013 (the “2013 notes”), 9.5 percent Senior Notes due 2014 (the “2014 notes”), and 10.75 percent Senior Subordinated Notes due 2016 (the “2016 notes” and, collectively with the 2013 notes and 2014 notes, the “notes”), for shares of its convertible preferred stock and shares of its common stock. Approximately $736.0 million, or 92.0 percent in aggregate principal amount, of the notes were accepted in exchange for approximately 30.2 million shares of convertible preferred stock and 1.3 million shares of common stock, giving effect to the 1-for-25 reverse stock split that became effective today.

Today, approximately $726.0 million of aggregate principal amount of notes, together with the Company’s obligations for accrued interest under such notes, were extinguished in settlement of the exchange offers in exchange for shares of common and convertible preferred stock. The remaining approximately $10.0 million of principal amount of notes are contractually committed to be exchanged and the Company expects those to be canceled for shares of common and convertible preferred stock in the near term.

Long Term Bank Amendment

In conjunction with the successful private debt exchange offers, the Company obtained an amendment to its senior secured credit agreement that adjusts the financial covenants to reflect current market conditions as well as the impact of the private debt exchanges. The maximum leverage ratios and minimum interest covenant ratios were adjusted through the term of the revolving lending facility. The amendment added a new minimum fixed charge coverage ratio covenant and a maximum senior secured leverage ratio covenant, while eliminating the minimum EBITDA covenant. The capital expenditure limitations established by the amendment are $45 million in 2010 and $50 million per year thereafter. The amendment also allows the Company to use 50 percent of the first $45 million of net cash proceeds from asset dispositions to make additional capital expenditures, subject to certain annual limitations and minimum EBITDA requirements. The amendment replaced the $75 million minimum revolver availability requirement with a permanent $75 million reduction in the aggregate revolving commitments, resulting in a $300 million revolver commitment.

Under the amendment, the interest rates and certain fees payable to lenders were increased by 0.5 percent per annum.

The Company also obtained an amendment to its $175 million asset securitization agreement that adjusts the financial covenants to conform to the covenants described above through the expiration of the asset securitization agreement in March 2011. Under the amendment, the interest rate was increased by 0.25 percent per annum.

Related Transactions

In conjunction with the completion of the debt exchanges and bank amendment,

• Effective today, the Company completed the previously described 1-for-25 reverse stock split, whereby the Company’s currently outstanding common shares, before the issuance of common shares in the debt exchanges, were reduced to approximately 1.4 million shares.

• Pursuant to authority provided for in the Company’s charter, about 32 million shares of a new series of convertible preferred stock were designated by the Company’s Board of Directors, substantially all of which were issued in the debt exchanges.

• The Board approved, and has recommended for approval by the Company’s stockholders,

• an amendment to the Company’s charter to increase the number of authorized shares of common stock to 100 million; and

• a new equity incentive plan for the issuance of equity awards of the Company’s common shares to Company employees.

Further, the Board provided that stockholders of record on August 17, 2009 will vote on these two proposals at a to be scheduled special meeting of stockholders. Upon approval and filing of the charter amendment to increase the number of authorized common shares, the shares of convertible preferred stock issued in the debt exchanges will automatically convert into common shares on a one-for-one basis.

Additional Information

Additional information regarding the terms and conditions of the amendment to the senior secured credit agreement will be provided in a Form 8-K filed by the Company.

Perella Weinberg Partners acted as the Company’s financial advisor and Jones Day as its legal advisor with regard to the private debt exchanges, bank amendment, and related transactions.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which our products are sold, uncertainties regarding asset sales, synergies, potential sale-leaseback arrangements, operating efficiencies and competitive conditions, industry production capacity, raw materials and energy costs, and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2008 and our quarterly report on Form 10-Q for the quarter ended March 31, 2009.

CONTACT:

Martin Jarosick

Investor Relations

Georgia Gulf Corporation

770-395-4524